EXHIBIT 10.22.1

MANTAS, INC.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of December 15, 2002, by and between COMERICA BANK-CALIFORNIA (“Bank”) and MANTAS, INC. (“Borrower”).

RECITALS

     A. Bank and Borrower have entered into that certain Loan and Security Agreement, dated as of November 16, 2001, as amended by that certain First Amendment to Loan and Security Agreement, dated August 12, 2002 (‘Original Loan Agreement”).

     B. Borrower has asked Bank to amend and restate the Original Loan Agreement as provided herein, and Bank has agreed to such amendment and restatement, provided Borrower enters into this Agreement.

AGREEMENT

The parties agree as follows:

     1. DEFINITIONS AND CONSTRUCTION.

          1.1 Definitions. As used in this Agreement, the following terms shall have the definitions set forth on Exhibit A.

          1.2 Accounting Terms. All accounting terms not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

     2. LOAN AND TERMS OF PAYMENT.

          2.1 Credit Extensions.

               (a) Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

               (b) Revolving Advances.

                    (i) Subject to, and upon the terms and conditions of, this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed (A) the lesser of (I) the Committed Revolving Line or (II) the greater of the Borrowing Base or $1,000,000, minus (B) the aggregate face amount of all outstanding Letters of Credit. Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b), together with all accrued and unpaid interest thereon, shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

                    (ii) Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer, or a designee of a Responsible Officer, or without instructions if, in Bank’s discretion, such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

               (c) Equipment Advances.

                    (i) Subject to, and upon the terms and conditions of this Agreement, at any time from the date hereof through the Revolving Maturity Date, Bank agrees to make advances (each, an “Equipment Advance” and, collectively, the “Equipment Advances”) to Borrower in an aggregate outstanding amount not to exceed Five Hundred Thousand Dollars ($500,000). Each Equipment Advance shall not exceed one hundred percent (100%) of the invoice amount of equipment, furniture and software (which Borrower shall, in any case, have purchased within ninety (90) days of the date of the corresponding Equipment Advance), excluding taxes, shipping, warranty charges, freight discounts and installation expenses. Equipment Advances for software will be limited to One Hundred Thousand Dollars ($100,000) in the aggregate (“Software Advances”). Equipment Advances for equipment and furniture are hereinafter referred to as “Standard Equipment Advances”. Notwithstanding the foregoing, on the date of the closing hereof, Borrower may obtain Equipment Advances in an aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000) for equipment, furniture or software purchased on or after January 1, 2002 (“Look-Back Advances”). Each Look-Back Advance shall not exceed seventy-five percent (75%) of the invoice amount of equipment, furniture and software, excluding taxes, shipping, warranty charges, freight discounts and installation expenses. Any Look-Back Advance for software shall be considered a Software Advance, and any other Look-Back Advance shall be considered a Standard Equipment Advance, provided that the provisions of Sections 2.1(c)(ii) and (iii) shall not apply to Look-Back Advances.

                    (ii) Interest shall accrue from the date of each Standard Equipment Advance at the rate specified in Section 2.3(a), and shall be payable monthly on the 14th day of each month through the Equipment Maturity Date. Any Standard Equipment Advances that are outstanding on March 14, 2003, shall be payable in thirty-three (33) equal monthly installments of principal, plus all accrued interest, beginning on April 14, 2003, and continuing on the same day of each month thereafter through the Equipment Maturity Date. Any Standard Equipment Advances that are outstanding on June 14, 2003 (which were not outstanding on March 14, 2003), shall be payable in thirty (30) equal monthly installments of principal, plus all accrued interest, beginning on July 14, 2003, and continuing on the same day of each month thereafter through the Equipment Maturity Date. Any Standard Equipment Advances that are outstanding on September 14, 2003 (which were not outstanding on June 14, 2003), shall be payable in twenty-seven (27) equal monthly installments of principal, plus all accrued interest, beginning on October 14, 2003, and continuing on the same day of each month thereafter through the Equipment Maturity Date. Any Standard Equipment Advances that are outstanding on December 14, 2003 (which were not outstanding on September 14, 2003) shall be payable in twenty-four (24) equal monthly installments of principal, plus all accrued interest, beginning on January 14, 2004, and continuing on the same day of each month thereafter through the Equipment Maturity Date, at which time all amounts due under this Section 2.1(c)(ii), and any other amounts due under this Agreement, shall be immediately due and payable. Standard Equipment Advances, once repaid, may not be reborrowed. Borrower may prepay any Standard Equipment Advances without penalty or premium.

                    (iii) Interest shall accrue from the date of each Software Advance at the rate specified in Section 2.3(a) hereof, and shall be payable monthly on the 14th day of each month through the Software Maturity Date. Any Software Advances that are outstanding on March 14, 2003, shall be payable in twenty-one (21) equal monthly installments of principal, plus all accrued interest, beginning on April 14, 2003, and continuing on the same day of each month thereafter through the Software Maturity Date. Any Software Advances that are outstanding on June 14, 2003 (which were not outstanding on March 14, 2003), shall be payable in eighteen (18) equal monthly installments of principal, plus all accrued interest, beginning on July 14, 2003, and continuing on the same day of each month thereafter through the Software Maturity Date. Any Software Advances that are outstanding on September 14, 2003 (which were not outstanding on June 14, 2003), shall be payable in fifteen (15) equal monthly installments of principal, plus all accrued interest, beginning on October 14, 2003, and continuing on the same day of each month thereafter through the Software Maturity Date. Any Software Advances that are outstanding on December 14, 2003 (which were not outstanding on September 14, 2003), shall be payable in twelve (12) equal monthly installments of principal, plus all accrued interest, beginning on January 14, 2004, and continuing on the same day of each month thereafter through the Software Maturity Date, at which time all amounts due under this Section 2.1(c)(iii) shall be immediately due and payable. Software Advances, once repaid, may not be reborrowed. Borrower may prepay any Software Advances without penalty or premium.

                    (iv) Interest shall accrue from the date of each Look-Back Advance at the rate specified in Section 2.3(a) hereof, and shall be payable monthly on the 14th day of each month through the Look-Back Maturity Date. Any Look-Back Advances shall be payable in seventeen (17)] equal monthly installments of principal, plus all accrued interest, beginning on February 14, 2003, and continuing on the same day of each month thereafter through the Look-Back Maturity Date.

                    (v) When Borrower desires to obtain an Equipment Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three Business Days before the day on which the Equipment Advance is to be made. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by a Responsible Officer, or a designee thereof, and shall include a copy of the invoice for any Equipment to be financed.

               (d) Letters of Credit.

                    (i) Subject to the terms and conditions of this Agreement, Bank agrees to issue, or cause to be issued, letters of credit for the account of Borrower (each, a “Letter of Credit,” and collectively, the “Letters of Credit”) in an aggregate outstanding face amount not to exceed the amount of Advances available under Section 2.1(b)(i) at the time of any such issuance. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement. Any Letter of Credit outstanding upon termination of this Agreement for any reason shall become cash secured, in form and substance satisfactory to Bank, prior to the release of any collateral hereunder by Bank. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(b).

                    (ii) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

          2.2 Overadvances. If, at any time, the aggregate amount of the outstanding Advances exceeds (a) the lesser of (i) the Committed Revolving Line or (ii) the greater of the Borrowing Base or $1,000,000, minus (b) the aggregate face amount of all outstanding Letters of Credit, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

          2.3 Interest Rates, Payments, and Calculations.

               (a) Interest Rate.

                    (i) Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to one percent (1.0%) above the Prime Rate.

                    (ii) Equipment Advances. Except as set forth in Section 2.3(b), (A) the Standard Equipment Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to one and one-half percent (1.5%) above the Prime Rate, and (B) the Software Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to two percent (2.0%) above the Prime Rate.

               (b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

               (c) Payments. Interest hereunder shall be due and payable on the 14th day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Committed Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

               (d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

          2.4 Crediting Payments. Except when an Event of Default has occurred and is continuing, Bank shall credit a wire transfer of funds, check, or other item of payment to such deposit account or Obligation as Borrower specifies. When an Event of Default, has occurred and is continuing, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

          2.5 Fees.:

               (a) Facility Fees.

                    (i) A Facility Fee equal to Twelve Thousand Five Hundred Dollars ($12,500) was paid to Bank for the commitment made in Section 2.1(b) for the period covered by the Original Loan Agreement. Borrower shall pay to Bank a Facility Fee equal to Five Thousand Dollars ($5,000) for the commitment made in Section 2.1(b) for the amended period set forth herein, which shall be nonrefundable and the receipt of which the Bank acknowledges.

                    (ii) Borrower shall pay to Bank a Facility Fee equal to Two Thousand Dollars ($2,000) for the commitment made in Section 2.1(c), which shall be nonrefundable and the receipt of which the Bank acknowledges.

                    (iii) Borrower shall pay to Bank a Non-Use Fee equal to (A) one tenth of one percent (0.10%) on the unused portion of the Revolving Facility during the period from the date hereof through June 14, 2003 and payable on June 14, 2003, and (B) one tenth of one percent (0.10%) on the unused portion of the Revolving Facility during the period from June 15, 2003 through the Revolving Maturity Date and payable on the Revolving Maturity Date.

               (b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses, and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they become due. Such expenses shall specifically include fees incurred for any audit of the Collateral and/or the Accounts Receivable.

          2.6 Additional Costs. In case of any change after the date hereof to any law, regulation, treaty or official directive, or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof, or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

               (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

               (b) imposes, modifies, or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

               (c) imposes upon Bank any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank’s calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

          2.7 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

     3. CONDITIONS OF LOANS.

          3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

               (a) this Agreement;

               (b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

               (c) financing statements (Form UCC-1);

               (d) warrants to purchase stock;

               (e) an intellectual property security agreement;

               (f) an agreement to provide insurance;

               (g) payment of the fees and Bank Expenses then due as specified in Section 2.5;

               (h) current financial statements in accordance with Section 6.2; and

               (i) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

          3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

               (a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1;

               (b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). Except as disclosed in writing from Borrower to Bank, the making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2; and

               (c) in the case of any Advances under Section 2.1(b) in excess of $1,000,000, an audit of the Collateral, the results of which shall be satisfactory to the Bank.

     4. CREATION OF SECURITY INTEREST.

          4.1 Grant of Security Interest. Pursuant to the Original Loan Agreement, Borrower has granted and pledged, to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral, and Borrower hereby continues and confirms such grant and pledge, to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes, and will continue to constitute, a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. Notwithstanding any termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

          4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

          4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once every six months (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

     5. REPRESENTATIONS AND WARRANTIES.

     Borrower represents and warrants as follows:

          5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

          5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, which default could have a Material Adverse Effect.

          5.3 Collateral. Borrower has good title to the Collateral, free and clear of Liens, except for Permitted Liens. The Eligible Accounts are bona fide existing obligations. The property giving rise to such Eligible Accounts has been delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. All

Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

          5.4 Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the registered Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party. Borrower’s rights as a licensee of intellectual property has not given rise to more than five percent (5%) of its gross revenue over the preceding twelve month period, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service to the extent attributable to Borrower’s rights as a licensee of intellectual property.

          5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof or such other location as Borrower may notify Bank in accordance with the provisions of Section 7.2.

          5.6 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

          5.7 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

          5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

          5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

          5.10 Environmental Condition. Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

          5.11 Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP.

          5.12 Subsidiaries. Other than Mantas Ltd., Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

          5.13 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so could not cause a Material Adverse Effect.

          5.14 Inbound Licenses. Except as disclosed on the Schedule and except for commercially available off-the-shelf software licenses, Borrower is not a party to, nor is bound by, any license or similar agreement that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

          5.15 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

     6. AFFIRMATIVE COVENANTS.

     Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

          6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral.

          6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company-prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during such period, in a form acceptable to Bank and certified by a Responsible Officer; (b) beginning with the fiscal year ending December 31, 2002, as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt, and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (e) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time; and (f) within thirty (30) days of the last day of each fiscal quarter, a report signed by

Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including, but not limited to, any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.

               (a) Within twenty (20) days after the last day of each month so long as any amounts remain outstanding under Section 2.1(b), Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer, in substantially the form of Exhibit D hereto, together with aged listings of accounts receivable and accounts payable for so long as any amounts remain outstanding under the Committed Revolving Line.

               (b) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank, with the monthly financial statements, a Compliance Certificate signed by a Responsible Officer, in substantially the form of Exhibit E hereto.

               (c) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months, unless an Event of Default has occurred and is continuing.

               (d) Within five (5) days after the last day of each quarter, Borrower shall deliver to Bank copies of all New Contracts.

          6.3 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than One Hundred Thousand Dollars ($100,000).

          6.4 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

          6.5 Insurance.

               (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

               (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to

Bank certified copies of the policies of insurance and evidence of all premium payments. All proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

          6.6 Primary Depository. Borrower shall maintain its primary depository and operating accounts with Bank.

          6.7 Financial Covenants. Borrower shall maintain, as of the last day of each calendar month, unless stated otherwise:

               (a) Liquidity Ratio. (i) Except as provided in (ii), a ratio of unrestricted cash and equivalents plus fifty percent (50%) of net billed accounts receivable to all Indebtedness to Bank and the face amount of all outstanding letters of credit of at least 1.75 to 1.00. (ii) After June 30, 2003 and if there is no violation of the covenant set forth in Section 6.7(b), a ratio of unrestricted cash and equivalents plus fifty percent (50%) of net billed accounts receivable to all Indebtedness to Bank and the face amount of all outstanding letters of credit of at least 1.60 to 1.00.

               (b) Minimum New Contracts. During each quarter, the Borrower shall enter into New Contracts having an aggregate contractual value of not less than the following: (i) for the calendar quarter ended March 31, 2003 — $4,000,000, (ii) for the calendar quarter ended June 30, 2003 — $5,500,000; (iii) for the calendar quarter ended September 30, 2003 — $6,000,000; and (iv) for the calendar quarter ended December 31, 2003 — $6,500,000. The minimum New Contracts for subsequent years during the term hereof shall be set by the Bank on an annual basis prior to the beginning of each calendar year.

          6.8 Registration of Intellectual Property Rights.

               (a) Borrower shall apply for registration of, or cause applications for registration to be filed for, on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable: (i) those intellectual property rights listed on Exhibits A, and C to the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement, within thirty (30) days of the date of this Agreement, (ii) those intellectual property rights listed on Exhibit B to the Intellectual Property Security Agreement within ninety (90) days of the date of this Agreement, (iii) all registrable intellectual property rights which, in Borrower’s reasonable business judgment, are, or have a reasonable possibility of becoming, material to Borrower’s business or are otherwise of significant commercial value and which Borrower has developed as of the date of this Agreement but heretofore failed to register, within thirty (30) days of the date of this Agreement, except that in the case of Patents, the Borrower shall have ninety (90) days from the date of this Agreement to file applications for said Patents, and (iv) those additional intellectual property rights which, in Borrower’s reasonable business judgment, are, or have a reasonable possibility of becoming, material to Borrower’s business or are otherwise of significant commercial value and which are developed or acquired by Borrower from time to time in connection with any product, promptly following development or acquisition, but in any event prior to the sale or licensing of such product to any third party, and prior to Borrower’s use of such product (including without limitation major revisions or additions which significantly improve the functionality of the intellectual property rights listed on such Exhibits A, B and C). Borrower shall give Bank notice of all such applications or registrations. Notwithstanding the foregoing, the aforesaid obligation to file a patent with respect to any patentable Intellectual Property shall not apply if Borrower determines, in the exercise of its best commercial judgment (after consultation with patent counsel, if appropriate), that it is in the Borrower’s best commercial interest to protect such Intellectual Property as a trade secret rather than filing a patent with respect to such Intellectual Property, provided that, in such case, Borrower shall use its best efforts to protect such Intellectual Property as a trade secret.

               (b) Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect Bank’s security interest in the Intellectual Property Collateral.

               (c) Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents and Copyrights which are, or have a reasonable possibility of becoming, material to Borrower’s business or are otherwise of significant commercial value , (ii) use reasonable commercial efforts to detect infringements of the Trademarks, Patents and Copyrights which are, or have a reasonable possibility of becoming, material to Borrower’s business or are otherwise of significant commercial value and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

               (d) Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than once every six (6) months, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

          6.9 Consent of Inbound Licensors. Prior to entering into or becoming bound by any license or similar agreement (excluding commercially available off-the-shelf commercial software licenses), Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) use best efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future.

          6.10 Further Assurances. At any time, and from time to time, Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

     7. NEGATIVE COVENANTS.

     Borrower covenants and agrees that, so long as any credit hereunder shall be available, and until payment in full of the outstanding Obligations, or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following:

          7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Permitted Transfers.

          7.2 Change in Business; Change in Control; Change of Name, Executive Office, or Jurisdiction of Incorporation. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower. Borrower will not have a Change in Control and will not, without thirty (30) days prior written notification to Bank, change its name, relocate its chief executive office or change the jurisdiction of its incorporation.

          7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

          7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

          7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

          7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock (except for nominal purchases of less than $1,000 in any twelve month period), or permit any of its Subsidiaries to do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase; provided, however, that, at any time after May 24, 2006, Borrower may, if it is required to do so pursuant to the terms of its Certificate of Incorporation and if it is not in default under this Agreement, redeem stock from Safeguard 2001 Capital, L.P., SRA Ventures, LLC or the National Association of Securities Dealers, Inc., if the Borrower receives an equity infusion or Permitted Indebtedness in an amount greater than or equal to the aggregate redemption price of such stock.

          7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

          7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

          7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

          7.10 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar party unless Bank has received a pledge of the warehouse receipt covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a financing statement where needed to perfect Bank’s security interest.

          7.11 Compliance. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

          7.12 Negative Pledge Agreements. Permit the inclusion in any contract to which it becomes a party of any provisions that could restrict or invalidate the creation of a security interest in Borrower’s rights and interests in any Collateral.

     8. EVENTS OF DEFAULT.

     Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

          8.1 Payment Default. If Borrower fails to pay, when due, any principal payment or fails to pay, within three (3) days of when due, any other of the Obligations;

          8.2 Covenant Default. If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period);

          8.3 Material Adverse Change. If there occurs a material adverse change in Borrower’s business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations or a material impairment of the value or priority of Bank’s security interests in the Collateral;

          8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

          8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

          8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could have a Material Adverse Effect;

          8.7 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

          8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

          8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

     9. BANK’S RIGHTS AND REMEDIES.

          9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

               (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

               (c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

               (d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

               (e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

               (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

               (g) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner (including without limitation by public or private sale) and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

               (h) Bank may credit bid and purchase at any public sale; and

               (i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

          9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights,

Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; (h) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; and (i) to transfer the Intellectual Property Collateral into the name of Bank or a third party to the extent permitted under the California Uniform Commercial Code; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

          9.3 Accounts Collection. Upon and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

          9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

          9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

          9.6 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

          9.7 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

     10. NOTICES.

     Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	Mantas, Inc. 4300 Fair Lakes Court Fairfax, Virginia 22033 Attn: Dan Ilisevich, Chief Financial Officer FAX: (703) 502-7761

If to Bank:	Comerica Bank-California 9920 S. La Cienega Blvd., Suite 1401 Inglewood, CA 90301 Attn: Manager FAX: (310) 338-6110

with a copy to:	Comerica Bank-California 11921 Freedom Drive, Suite 920 Reston, Virginia 20190 Attn: Brad Steele FAX: (703) 467-9308

     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

     12. GENERAL PROVISIONS.

          12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

          12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

          12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

          12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

          12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

          12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

          12.8 Waivers. Bank agrees to waive any and all of its rights and remedies that it may have against Borrower as a result of any breach of Section 6.7(b) of the Original Loan Agreement, provided, however, that nothing herein contained shall in any way be deemed a waiver or release of all or any part of Bank’s security interest in the Collateral. Such waiver does not apply to any other event of default or other failure by Borrower to perform in accordance with the Loan Documents, the Original Loan Agreement or this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MANTAS, INC.

By:	/s/ Daniel R. Ilisivech

Title:	Chief Financial Officer

COMERICA BANK-CALIFORNIA

By:	/s/ Bradley Steele

Title:	First Vice President

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to eighty percent (80%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Claim Date” shall mean the date on which a party subject to this Agreement gives written notice to all other parties that a controversy, dispute or claim exists.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Section 9406(d) of the Code), or (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral..

“Committed Revolving Line” means a credit extension of up to Four Million Dollars ($4,000,000).

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Credit Extensions made under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendible at the option of Borrower or any Subsidiary to a date more than one year from the date of determination.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.3; provided, that Bank may change the standards of eligibility by giving Borrower thirty (30) days prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)	Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

(b)	Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(c)	Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

(d)	Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

(e)	Accounts with respect to which the account debtor is an Affiliate of Borrower;

(f)	Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(g)	Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

(h)	Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(i)	Except as otherwise provided in (j), Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(j)	Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose credit rating is at least Baa3/BBB- from either Standard & Poor’s Corporation or Moody’s Investors Service and whose total obligations to Borrower exceed fifty percent (50%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(k)	Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(l)	Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (ii) that Bank approves on a case-by-case basis.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts, attachments and software in which Borrower has any interest.

“Equipment Advance” has the meaning set forth in Section 2.1(c).

“Equipment Maturity Date” means December 14, 2005.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a)	Copyrights, Trademarks and Patents;

(b)	Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)	Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)	Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)	All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)	All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)	All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into between Borrower and Bank in connection with this Agreement or the Original Loan Agreement, all as amended or extended from time to time.

“Look-Back Advance” has the meaning set forth in Section 2.1(c)(i).

“Look-Back Maturity Date” means June 14, 2004.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“New Contracts” means a binding contract with a new or an existing customer of Borrower pursuant to which such customer agrees to purchase for an agreed-upon price a specified amount of goods or services from Borrower that such customer had not previously purchased from Borrower. A renewal or extension of an existing contract shall not be considered a New Contract.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency

Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Original Loan Agreement” has the meaning set forth in the Recitals.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)	Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)	Indebtedness not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)	Subordinated Debt; and

(e)	Indebtedness to trade creditors incurred in the ordinary course of business.

“Permitted Investment” means:

(a)	Investments existing on the Closing Date disclosed in the Schedule;

(b)	(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one year from the date of investment therein issued by Bank, and (iv) Bank’s money market accounts;

(c)	Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed One Hundred Thousand ($100,000) in the aggregate in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases;

(d)	Investments accepted in connection with Permitted Transfers;

(e)	Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year;

(f)	Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(g)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(h)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

(i)	Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

“Permitted Liens” means the following:

(a)	Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)	Liens not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment; and

(d)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)	Inventory in the ordinary course of business;

(b)	non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or

(c)	surplus, worn-out or obsolete Equipment.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer and the Treasurer of Borrower.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(b) hereof.

“Revolving Maturity Date” means the day before the first anniversary of the Closing Date.

“Schedule” means the schedule of exceptions attached hereto, if any.

“Software Advance” has the meaning set forth in Section 2.1(c)(i).

“Software Maturity Date” means December 14, 2004.

“Software Products” means software, computer source codes and other computer programs.

“Standard Equipment Advances” has the meaning set forth in Section 2.1(c)(i).

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation or partnership in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

DEBTOR	MANTAS, INC.

SECURED PARTY:	COMERICA BANK-CALIFORNIA

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)	all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)	all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)	all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)	all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)	any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

(f)	All of Debtor’s present and future rights, title and interest in, to and under Debtor’s securities account number maintained with and all investment property, including without limitation all securities and securities entitlements, financial assets, instruments or other property contained in such securities account, and all other investment property, financial assets, instruments or other property at any time held or maintained in the securities account, together with all investment property, financial assets, instruments or other property at any time substituted therefor or for any part thereof, and all interest, dividends, increases, profits, new investment property, financial assets, instruments or other property and or other increments, distributions or rights of any kind received on account of any of the foregoing, and all other income received in connection therewith and all products or proceeds thereof (whether cash or non-cash proceeds).

Notice — pursuant to an agreement between debtor and secured party, debtor has agreed not to further encumber the collateral described herein.

In the event that any entity is granted a security interest in debtor’s account, contrary to the above, the above secured party asserts a claim to the account and all property and assets substituted therefor, or for any part thereof, and any proceeds (cash and con-cash) thereof received by such entity.

8

EXHIBIT C

LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 3:00 P.M., P.S.T.

TO: Emerging Growth Division	DATE:

FAX #: (650) 846-6840	TIME:

FROM:	MANTAS, INC.

CLIENT NAME (BORROWER)

REQUESTED BY:
AUTHORIZED SIGNER’S NAME

AUTHORIZED SIGNATURE:

PHONE NUMBER:

FROM ACCOUNT #	TO ACCOUNT #

REQUESTED TRANSACTION TYPE	REQUEST DOLLAR AMOUNT
$

PRINCIPAL INCREASE (ADVANCE)	$

PRINCIPAL PAYMENT (ONLY)	$

INTEREST PAYMENT (ONLY)	$

PRINCIPAL AND INTEREST (PAYMENT)	$

OTHER INSTRUCTIONS:

All representations and warranties of Borrower stated in the Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for an Advance confirmed by this Borrowing Certificate; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

BANK USE ONLY
TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

Authorized Requester	Phone #

Received By (Bank)	Phone #

Authorized Signature (Bank)

9

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower: MANTAS, INC.	Lender: Comerica Bank-California

Commitment Amount: $4,000,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of ___		$

2.	Additions (please explain on reverse)		$

3.	TOTAL ACCOUNTS RECEIVABLE		$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 90 days due	$

5.	Balance of 25% over 90 day accounts	$

6.	Concentration Limits

7.	Foreign Accounts	$

8.	Governmental Accounts	$

9.	Contra Accounts	$

10.	Demo Accounts	$

11.	Intercompany/Employee Accounts	$

12.	Other (please explain on reverse)	$

13.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$

14.	Eligible Accounts (#3 minus #13)		$

15.	LOAN VALUE OF ACCOUNTS (80% of #14)		$

BALANCES
16.	Maximum Loan Amount		$

17.	Total Funds Available [Lesser of #16 or #15]		$

18.	Present balance owing on Line of Credit		$

19.	Outstanding under Sublimits (Letters of Credit)		$

20.	RESERVE POSITION (#17 minus #18 and #19)		$

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Amended and Restated Loan and Security Agreement between the undersigned and Comerica Bank-California.

MANTAS, INC.

By:

Authorized Signer

10

EXHIBIT E
COMPLIANCE CERTIFICATE

TO:	COMERICA BANK-CALIFORNIA

FROM:	MANTAS, INC.

The undersigned authorized officer of MANTAS, INC. hereby certifies that in accordance with the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending ___with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Monthly financial statements	Monthly within 30 days		Yes	No
Annual (CPA Audited)	FYE within 120 days		Yes	No
10K and 10Q	(as applicable)		Yes	No
A/R & A/P Agings, Borrowing Base Cert.	Monthly within 20 days		Yes	No
A/R Audit	Initial and Semi-annual		Yes	No
IP Report	Quarterly within 30 days		Yes	No
New Contracts	Quarterly within 5 days		Yes	No

Financial Covenant	Required	Actual	Complies

Minimum Liquidity Ratio
Through 6/30/03 and thereafter if applicable	1.75:1.00	_____:1.00	Yes	No
After 6/30/03 if applicable	1.60: 1.00	_____:1.00	Yes	No

New Contracts
For Quarter ended 3/31/03	$4,000,000	$—	Yes	No
For Quarter ended 6/30/03	$5,500,000	$—	Yes	No
For Quarter ended 9/30/03	$6,000,000	$—	Yes	No
For Quarter ended 12/31/03	$6,500,000	$—	Yes	No

Comments Regarding Exceptions: See Attached.

Sincerely,

SIGNATURE

TITLE

DATE

BANK USE ONLY

Received by:

AUTHORIZED SIGNER

Date:

Verified:

AUTHORIZED SIGNER

Date:

Compliance Status	Yes No

11

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Exhibit A)

Permitted Investments (Exhibit A)

Permitted Liens (Exhibit A)

Prior Names (Section 5.5)

Litigation (Section 5.6)

Secured Party: COMERICA BANK-CALIFORNIA
Debtor: MANTAS, INC.

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT
TO UCC FINANCING STATEMENTS

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)	all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)	all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)	all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)	all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)	any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

(f)	All of Debtor’s present and future rights, title and interest in, to and under Debtor’s securities account number maintained with and all investment property, including without limitation all securities and securities entitlements, financial assets, instruments or other property contained in such securities account, and all other investment property, financial assets, instruments or other property at any time held or maintained in the securities account, together with all investment property, financial assets, instruments or other property at any time substituted therefor or for any part thereof, and all interest, dividends, increases, profits, new investment property, financial assets, instruments or other property and or other increments, distributions or rights of any kind received on account of any of the foregoing, and all other income received in connection therewith and all products or proceeds thereof (whether cash or non-cash proceeds).

Notice — pursuant to an agreement between debtor and secured party, debtor has agreed not to further encumber the collateral described herein.

In the event that any entity is granted a security interest in debtor’s account, contrary to the above, the above secured party asserts a claim to the account and all property and assets substituted therefor, or for any part thereof, and any proceeds (cash and con-cash) thereof received by such entity.